March 12, 2014

CONFIDENTIAL

Steven P. Nickolas
President, Chief Executive Officer and Director
The Alkaline Water Company Inc.
7730 East Greenway Road
Suite 203
Scottsdale, AZ 85260

Re:	Termination of Engagement Agreement

Dear Mr. Nickolas:

Reference is made to that certain engagement letter, dated October 7, 2013, by and between The Alkaline Water Company Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), as amended on November 1, 2013 and as further amended on November 25, 2013 (the “Engagement Agreement”). Pursuant to Section 4 therein, Wainwright may terminate the Engagement Agreement at any time upon 10 days’ written notice. Wainwright wishes to terminate the Engagement Agreement effective immediately and hereby requests the Company’s waiver of the 10 days’ notice period.

Wainwright elects to terminate the Engagement Agreement effective immediately. If you agree to a waiver of the notice period, please countersign this letter in the space indicated below. This letter may be executed in counterparts.

           IN WITNESS WHEREOF, this letter agreement is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By /s/ Mark W. Viklund
Name: Mark W. Viklund
Title: Chief Executive Officer

Accepted and Agreed:

THE ALKALINE WATER COMPANY INC.

By /s/ Richard A. Wright
      Name: Richard A. Wright
      Title: Vice President, Secretary and Treasurer